Exhibit 12.1
Canadian Imperial Bank of Commerce
Computation of Ratio of Earnings to Fixed Charges

	Twelve Months Ended October 31,
	2008		2007	2006	2005	2004	2003
	(C$ millions except ratios)

Canadian GAAP

Earnings:
Earnings before income taxes	(4,198)		3,852	3,299	828	2,848	2,162
Fixed charges, excluding interest on deposits	2,306		3,377	2,914	2,190	1,757	2,095

Subtotal	(1,892)		7,229	6,213	3,018	4,605	4,257
Interest on Deposits	6,853		8,050	6,105	4,346	3,391	3,776

Total	4,961		15,279	12,318	7,364	7,996	8,033

Fixed Charges:
Interest expense, excluding interest on deposits	2,103		3,169	2,729	1,978	1,545	1,883
Interest component of rental expense(1)	200		204	185	211	212	219
Interest capitalized	—		—	—	—	13	78
Amortization of subordinated indebtedness	3		4	—	—	—	—

Subtotal	2,306		3,377	2,914	2,189	1,770	2,180
Interest on Deposits	6,853		8,050	6,105	4,346	3,391	3,776

Total	9,159		11,427	9,019	6,535	5,161	5,956

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	(0.82	)(2)	2.14	2.13	1.38	2.60	1.95
Including interest on Deposits	0.54	(2)	1.34	1.37	1.13	1.55	1.35

U.S. GAAP

Earnings:
Earnings before income taxes	(5,270)		4,338	3,575	710	2,974	2,515
Fixed charges, excluding interest on deposits	2,306		3,377	2,914	2,190	1,649	1,982

Subtotal	(2,964)		7,715	6,489	2,900	4,623	4,497
Interest on Deposits	6,853		8,050	6,105	4,346	3,391	3,776

Total	3,889		15,765	12,594	7,246	8,014	8,273

Fixed Charges:
Interest expense, excluding interest on deposits	2,103		3,169	2,729	1,978	1,437	1,770
Interest component of rental expense(1)	200		204	185	211	212	219
Interest capitalized	—		—	—	—	13	78
Amortization of subordinated indebtedness	3		4	—	—	—	—

Subtotal	2,306		3,377	2,914	2,189	1,662	2,067
Interest on Deposits	6,853		8,050	6,105	4,346	3,391	3,776

Total	9,159		11,427	9,019	6,535	5,053	5,843

Ratio of Earnings to Fixed Charges:
Excluding interest on Deposits	(1.29	)(3)	2.28	2.23	1.32	2.78	2.18
Including interest on Deposits	0.42	(3)	1.38	1.40	1.11	1.59	1.42
1)	The interest component of rental expense is 30 % of rent expense because it is the proportion deemed representative of the interest factor.
2)	Earnings for the year of 2008 were inadequate to cover fixed charges as calculated under Canadian GAAP (both excluding and including interest on deposits) by C$4,198 million.
3)	Earnings for the year of 2008 were inadequate to cover fixed charges as calculated under U.S. GAAP (both excluding and including interest on deposits) by C$5,270 million.